UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 8, 2010

(Exact name of registrant as specified in its charter)
Delaware	000-13059	33-0055414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3169 Red Hill Avenue, Costa Mesa, CA	92626
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (714) 549-0421

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           At the Annual Meeting of Stockholders held on June 8, 2010, our stockholders approved an amendment to the Ceradyne, Inc. 2003 Stock Incentive Plan that increases the number of shares of our common stock that may be issued under the plan by 750,000.  See Item 5.07 below.  This plan authorizes us to grant stock options and restricted stock units to acquire shares of our common stock to members of our board of directors, our officers, employees and other persons who provide services to Ceradyne.  A detailed description of this plan is contained under proposal 2 in the definitive proxy statement we filed with the Securities and Exchange Commission on April 30, 2010, in connection with our annual meeting of stockholders.  A copy of the 2003 Stock Incentive Plan, as amended, is filed with this report as Exhibit 10.1.

Item 5.07	Submission of Matters to a Vote of Security Holders

Ceradyne, Inc. held its Annual Meeting of Stockholders on June 8, 2010.  A total of 23,157,925 shares of our common stock were represented in person or by proxy at the meeting, representing 91.0% of shares outstanding as of the April 23, 2010 record date.  The final voting results for the matters voted upon at the meeting are as follows:

1.  Proposal 1:  The following six persons were elected as directors to serve a one year term expiring at the Annual Meeting of Stockholders to be held in 2011 or until their successors are elected and qualified:

	Votes For	Votes Withheld	Broker Non-Votes
Joel P. Moskowitz	19,353,305	818,454	2,986,166
Richard A. Alliegro	19,401,432	770,327	2,986,166
Frank Edelstein	19,386,975	784,784	2,986,166
Richard A. Kertson	18,428,239	1,743,520	2,986,166
William C. LaCourse	19,982,480	189,279	2,986,166
Milton L. Lohr	19,358,247	813,512	2,986,166

2.  Proposal 2:  An amendment to the Ceradyne, Inc. 2003 Stock Incentive Plan to increase the number of shares authorized for issuance thereunder by 750,000, was approved by the following vote:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
17,372,867	2,767,495	31,396	2,986,167

3.  Proposal 3:  The appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year ending December 31, 2010, was approved by the following vote:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
21,594,955	1,526,787	36,183	0

Item 8.01.                      Other Events.

On June 8, 2010, our Board of Directors, on the recommendation of the Compensation Committee of the Board, adopted a Clawback Policy that applies to officers and employees of the Company.  With respect to officers, the Clawback Policy provides that the Company will seek reimbursement of incentive compensation paid or awarded if (1) payment (or the vesting of such award) was based upon the achievement of financial results, as reported in a report filed with the Securities and Exchange Commission (“SEC”), that were subsequently the subject of a restatement to correct an accounting error due to material noncompliance with any financial reporting requirement under the federal securities laws, (2) a lower payment or award would have been made to such officer (or lesser or no vesting would have occurred with respect to such award) based upon the restated financial results; and (3) the need for the restatement was identified within three years after the date of the first public issuance or filing of the financial results that were subsequently restated.

With respect to non-officer employees, the Clawback Policy provides that if all three factors listed above apply and the Audit Committee of the Board determines that gross negligence, fraud or misconduct by an employee caused or contributed to the need for the restatement, the Company will seek reimbursement of incentive compensation paid or awarded to the employee who engaged in such gross negligence, fraud or misconduct.

In each instance described above, the Company will seek to recover from each officer or employee, as the case may be, the portion of any cash or equity-based incentive compensation paid to or received by such officer or employee for or during each of the restated periods that is greater than the amount that would have been paid or received had the financial results been properly reported.

In addition, the Company will also seek to recover from each officer or employee, as applicable, who committed gross negligence, fraud or misconduct, the net profits realized by such officer or employee from sales of shares of the Company’s common stock during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial statements that subsequently were restated.

The foregoing description of the Clawback Policy is qualified in its entirety by reference to the complete Clawback Policy, a copy of which is filed as Exhibit 10.2 to this report and incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
10.1	Ceradyne, Inc. 2003 Stock Incentive Plan, as amended and restated.
10.2	Ceradyne, Inc. Clawback Policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERADYNE, INC.
June 11, 2010	By: /s/ Jerrold J. Pellizzon
Jerrold J. Pellizzon Chief Financial Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Ceradyne, Inc. 2003 Stock Incentive Plan, as amended and restated.
10.2	Ceradyne, Inc. Clawback Policy.